UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2011

CATALYST HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31014	52-2181356
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Farm Boulevard Rockville, Maryland		20850
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (301) 548-2900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Civera

On November 10, 2011, Edward S. Civera retired as Chairman of the Board of Directors and as a Director of Catalyst Health Solutions, Inc. (the “Company”), effective December 31, 2011. Mr. Civera’s retirement is not the result of any disagreement or other dispute with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Mr. Blair as Chairman of the Board of Directors

On November 10, 2011, David T. Blair was named as the Company’s Chairman of the Board of Directors, effective January 1, 2012, in addition to his current responsibilities as Chief Executive Officer of the Company.

Employment Agreement for Mr. Blair

On November 10, 2011, the Company entered into a new employment agreement with Mr. Blair. The new employment agreement supersedes his prior employment agreement in its entirety. The employment agreement provides that Mr. Blair shall serve as the Company’s Chief Executive Officer and, effective January 1, 2012, Chairman of the Board of Directors, in each case, through February 28, 2015.

The agreement provides for an initial base salary of $795,000, subject to annual review by the Compensation Committee of the Board of Directors, and the opportunity to earn an annual cash incentive award based on performance ranging from between 0% to 200% of base salary. The agreement entitles Mr. Blair to a one-time award of restricted shares of the Company’s common stock, which the Board of Directors approved on November 10, 2011, with a target vesting amount of 75,000 shares and a potential award range of 0-200% of target. The restricted shares are eligible to vest over a three-year period beginning January 1, 2012 based upon the achievement of performance goals related to total shareholder return, diluted earnings per share growth and management development, subject to accelerated vesting at target level (100%) upon a termination of employment within 12 months after a change in control of the Company. To the extent these restricted shares vest, they will be non-transferrable by Mr. Blair until the earlier of January 1, 2016 or a change in control of the Company, except to the extent he elects to sell some of the shares to satisfy tax obligations that arise at the time of vesting.

If Mr. Blair’s employment is terminated by the Company without cause or due to Mr. Blair’s resignation for good reason, then subject to his executing a general release of claims, Mr. Blair will be entitled to receive (i) a cash payment equal to two times the sum of his then-current base salary and average annual incentive bonus for the preceding three years, payable in equal installments over the 24 month period following the date of his termination (ii) continued healthcare benefits for 24 months and (iii) accelerated vesting of all equity awards subject primarily to time-based vesting conditions that would have vested if Mr. Blair remained employed during the 12 month period following the date of his termination of employment. If Mr. Blair’s employment is terminated by the Company without cause or due to Mr. Blair’s resignation for good reason within the 12 month period following a change in control of the company, Mr. Blair will be entitled to the foregoing severance benefits except that the cash payments will be paid in a lump sum on the 60th day following his termination and, in addition, Mr. Blair will be entitled to accelerated vesting at target level of all equity awards that are subject primarily to performance-based vesting conditions. If Mr. Blair’s employment is terminated due to his death or disability, then Mr. Blair or his estate, as applicable, will be entitled to receive continued healthcare benefits for 12 months and accelerated vesting of all equity awards subject primarily to time-based vesting conditions that would have vested if Mr. Blair remained employed during the 12 month period following the date of his termination of employment.

Pursuant to the employment agreement, Mr. Blair is subject to certain restrictions, including a 24 month non-solicit of customers, 24 month non-solicit and no-hire of employees and a 24 month non-compete. The employment agreement also provides for non-disclosure of confidential information into perpetuity and an assignment of inventions in favor of the Company.

Appointment of Lead Independent Director

In connection with Mr. Blair’s appointment as Chairman of the Board of Directors, Dale B. Wolf was named the lead independent director of the Company, effective January 1, 2012.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated November 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST HEALTH SOLUTIONS, INC.

Date: November 14, 2011	By:	/s/ Timothy Pearson
Name: Timothy Pearson
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 14, 2011

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